EXHIBIT 10.1
                                   AGREEMENT

     This Agreement is made between Iulius Dutu, having an address at 8681 Viagiula, Boca Raton, Florida 33496 (hereinafter referred to as "Dutu") and Sense Holdings, Inc., having a business address at 4503 NW 103 Ave., Suite 200, Sunrise, Florida 33351 (hereinafter referred to as "Sense").

                                    RECITALS

     WHEREAS, Dutu is the sole owner of the invention disclosed and claimed in U.S. Patent Application No. 09/982,056 (hereinafter referred to as the "Patent");

     WHEREAS, Dutu desires to sell the Patent;

     WHEREAS, Sense desires to acquire the Patent;

     NOW, THEREFORE, in consideration of the covenants contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. The above RECITALS are true and correct and form a part of this Agreement.

     2. In order for Sense to acquire all rights, title and interest to the Patent from Dutu, Sense agrees to pay Dutu the amount of $1,000,000.00, in one payment, to a bank account designated by Dutu. The payments shall be free of any fees or restrictions and shall be made in full prior to the expiration of the option period or extended option period.

     3. Sense is provided with a three-month option to raise at least the one million dollars required to acquire the Patent from Dutu and Sense will be required to make payment to Dutu of $10,000 a month under a Consulting Agreement attached hereto as exhibit A. The option period of three months can be extended for one additional three-month period, upon the same terms of payment by Sense as the original three-month option period (See Paragraph 5). Beyond the first additional three month extension, one further three-month extension is permitted with the additional requirement of timely payment by Sense of $20,000.00 a month to Dutu. The total nine months of option periods remain open to Sense as long as payments are timely made under the Agreement and attached Consulting Agreement and no other violations of the Agreement by Sense have occurred.

     4. The first ten thousand dollar ($10,000.00) payment shall be due no later than 10 calendar days from March 1, 2004 and shall be provided under the terms of this Agreement and the Consulting Agreement. If $10,000 in cash is not in the account by the 10th calendar day from March 1, 2004, Sense shall make payment to Dutu by that day by hand delivery of cash or certified check of the full amount required or

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          this Agreement shall be deemed expired without any further notice.
          This Agreement only becomes effective upon Sense fully satisfying its first $10,000.00 payment requirement.

     5. PRIOR TO THE BEGINNING OF EACH THREE MONTH OPTION PERIOD, SENSE SHALL IRREVOCABLY PLACE IN AN ACCOUNT DESIGNATED BY DUTU ENOUGH SHARES OF SENSE'S FREELY EXERCISABLE COMMON STOCK WHOSE VALUE AT THE DAY OF PLACEMENT SHALL BE EQUAL TO THE TOTAL THREE MONTH PAYMENT REQUIREMENT (E.G. EITHER $30,000.00 OR $60,000.00) FOR THE RELEVANT OPTION PERIOD AND ALL FEES AND COSTS INCURRED OR TO BE INCURRED FOR TRADING THE STOCK. THE SHARES OF STOCK SHALL BE FREELY TRADABLE BY DUTU, WITHOUT LIMITATIONS OR HOLDINGS OF ANY KIND. IN THE EVENT, THAT AT THE TIME OF SALE BY DUTU, THE VALUE OF THE SHARES DECREASES, SENSE AGREES TO COMPENSATE DUTU FOR THE DIFFERENCE IN SALES PRICE AND THE REQUIRED MONTHLY PAYMENT. IN THE EVENT, THE VALUE OF THE SHARES INCREASES, SUCH INCREASE SHALL BE DEEMED ADDITIONAL COMPENSATION TO DUTU AND SHALL NOT BE CREDITED AGAINST ANY FUTURE MONTHLY PAYMENTS OWED BY SENSE.

     6. All responsibility for assuring that the three month period of shares of stock is in Dutu's account on the date due shall be Sense's and Dutu will not have to get involved in or responsible for contacting any brokers and/or Sense for this requirement. Dutu shall be able to access his account on the date due and find the required shares available for his unrestricted use and trade. However, Dutu will exercise all necessary documents to permit Sense to ensure that the required 3-month amount of shares are in Dutu's designated account and freely available to Dutu on the due date and thereafter. If the required shares are not available on the due date, this Agreement shall terminate, without further notice. All broker fees and expenses, and other fees, costs and expenses shall be paid solely by Sense and shall not be deducted from the required $10,000.00 or $20,000.00 payments.

     7. Also during the option period or extended option period, Sense shall be the exclusive sales agent on behalf of Dutu for the Patent for finding third party companies or individuals to acquire the Patent from Dutu. Dutu shall not be required to transfer any rights, title or interest to the Patent under any conditions unless at the time of his signing he also receives in his hand or designated bank account the required one million dollars ($1,000,000.00) acquisition payment (with no conditions or strings attached, including any waiting or clearance period for the check or the ability to stop payment). Payment must be from a reliable source (not subject to cancellation or stop payment) such as an irrevocable wire transfer, etc. It is specifically agreed to by Sense, that no matter how good a proposed deal with some third party may be, Dutu will not be in violation with or under any obligation of any part of the agreement with Sense, if he refuses to consent to the deal and refuses to sign any agreement with a third party, if the deal does not provide him full access and unencumbered and unrestricted use of the required million dollar

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          payment in his designated bank account (under a secured payment method as noted above) at the time that he signs the third party agreement and thereafter.

     8. For any purchase of the Patent exceeding three million dollars, whether at the time of purchase or based on a future payment to Sense by a third party, Dutu shall receive ten (10%) of all money, compensation or consideration, regardless of type, received over the three million dollar threshold.

     9. Sense guarantees to compensate Dutu in full by transferring any monetary deficiency to Dutu up to one million dollars, within five (5) days of notification, for any problem experienced by or inability of Dutu in having full access to the required one million dollars represented to be available to Dutu at the time that he signs the third party agreement and thereafter.

     10. If Sense acquires the Patent during the option period or extended option period, then sense will be provided an additional six month period to acquire the continuations of the Patent for the price of $500,000, payable in full. The continuations are listed in Exhibit B to this Agreement. All other inventions and technology developed or currently being developed by Dutu or in the future are not considered continuations and are not part of this Agreement.

     11. During the option period or extended option period Sense shall have absolutely no rights, title or interest in the Patent or any confidential information of Dutu.

     12. During the option period or extended option period Sense shall not be involved in or perform any services regarding developing or manufacturing prototypes for the Patent or any industrial engineering related to the Patent.

     13. During the option period or extended option period Dutu agrees to make himself and his vehicle with the prototype available (with Sense bearing all costs if out of town travel is required), within reason, when requested by an interested third party. No other services will be required of Dutu under the Agreement.

     14. If the Patent is not acquired during the option period or extended option period, Sense's exclusive sales agent status shall terminate immediately without any notice by Dutu. Also, at the end of the option period or extended option period Dutu shall have no obligations of any kind to Sense for any services provided by Sense during the option period or extended option period. However, for "substantial contact(s)" made by Sense during the option periods and for 1 1/2years thereafter, Dutu agrees not to directly contact any "substantial contact" or instruct any representative to directly contact any "substantial contact" on Dutu's behalf. For any "substantial contact"

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          who directly contacts Dutu during the 1 1/2year period after the option period expires, the parties will work together to conclude such transaction which shall provide to Dutu the first million dollars and the parties splitting 50/50 thereafter all compensation over the first million dollars. Sense shall continuously provide to Dutu a list of all substantial contacts, including contact persons and the type of contact (e.g. telephone conference, negotiations, meetings, dates of negotiations and meetings, etc.) A third party shall be deemed a substantial contact only after in person meetings or negotiations have occurred between Sense and the third party.

     15. Sense agrees to compensate Dutu in full for any damage or encumbrances cause to the Patent during the option period or extended option period or for any violation of this Agreement.

     16. The agreement between Sense and Dutu shall immediately terminate in its entirety, without notice, in the event that any payment owed to Dutu under any term of the agreement is not timely made by Sense by the date due under the Agreement.

     17. This Agreement constitutes the entire understanding and agreement of and between the parties with respect to the subject matter and supersedes all prior representations and agreements. This Agreement shall not be modified or varied by any oral agreement or representation or otherwise, except by an instrument in writing of subsequent date hereto duly executed by the parties. The parties acknowledge that the language used in this Agreement reflects their mutual intent and that no term or provision shall be construed more or less favorably to any party on the ground that it was authored by such party. Failure of either party to insist upon strict performance and any of the covenants, terms or conditions of this Agreement should not be deemed to be a waiver of any breach or default in the performance of the same or any other covenant, term or condition contained therein.

     18. This Agreement shall be governed by the laws of the State of Florida, without regard to its conflict of interest laws. All disputes hereunder shall be resolved in the applicable state or federal courts of Broward County, Florida. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

     19. The prevailing party, in any action to enforce any of the terms of this Agreement, shall be entitled to recover expenses, including reasonable attorneys' fees and costs, from the other party.

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     20.  With respect to any part or provision of this Agreement as deemed by a court to be unenforceable as written, but may be rendered enforceable by limitation thereof, the parties hereto agree that such part or provision shall be amended in such a manner so as to render it enforceable to fullest permitted under the law of the jurisdiction which enforcement is sought.

     21. Neither party shall have the authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other, except as provided for herein or authorized in writing by the party to be bound. Sense is permitted to make public the existence and contents of this Agreement only after this Agreement becomes effective as referenced in Paragraph 4

     22. The signature of either party's representative constitutes an express representation that said representative has the authority to bind that party to the terms of this Agreement and that the Agreement is a binding obligation of that party, enforceable according to its terms.

IN WITNESS WHEREOF, Dutu and Sense have signed and executed this Agreement deemed effective from March 1st, 2004. By their authorized representatives.



Iulius Dutu                             Sense Holdings, Inc.


By: /s/ Iulius Dutu                     By: /s/ Dore Scott Perler
    -------------------------               --------------------------



                                        Title: President
                                               -----------------------

Dated: March 1, 2004                    Dated: March 1, 2004
       ---------------------                   -----------------------



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                                                                       EXHIBIT A

                          CONSULTING SERVICE AGREEMENT

         This agreement (" Consulting Agreement") made as of March 1st 2004 , shall memorialize and confirm our recent discussions relating to services to be performed by Iulius Dutu ("CONSULTANT") which shall include the CONSULTANT providing to SENSE HOLDINGS, INC. (SENSE) assistance in the promotion of technology represented in a U.S. Patent by Dutu. Such assistance shall consist of the following: (a) review of materials produced by SENSE to be used in the promotion of the patented technology; (b) answering questions regarding the technology from interested parties in meetings, written form or by telephone;
(c) participating in the making of video presentation of the patented technology; (d) participating in strategic planning regarding the commercialization of the patented technology; and, (e) demonstrating the patented technology. The CONSULTANT is not required to work any amount of hours at SENSE but will provide the assistance on a good faith basis as needed. SENSE shall reimburse the CONSULTANT for any cost and expenses associated in his performance hereunder. CONSULTANT shall be compensated for his services as described in the Agreement, to which this Consulting Agreement is an Exhibit and which is being executed simultaneously herewith.

Agreed to this 1st day of March, 2004.

 /s/ Iulius Dutu                                      /s/ Dore Perler
 -----------------------                              -------------------------
 Iulius Dutu, CONSULTANT                              Dore Perler, CEO, SENSE




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